Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SOLAREDGE TECHNOLOGIES, INC.

SOLAREDGE TECHNOLOGIES, INC., a Delaware corporation (the “Corporation”), does hereby certify:

FIRST: That the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) is hereby amended as follows:

A.	Section 5.2 of Article V is hereby amended to read in its entirety as follows:

Section 5.2          Classification.

(a) The Board of Directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation) (the “Preferred Stock Directors”)) shall be and are divided into three classes, with the terms of the class designated as the “Class III” directors expiring at the 2024 annual meeting of stockholders, the terms of the class designated as the “Class I” directors expiring at the 2025 annual meeting of stockholders, and the terms of the class designated as the “Class II” directors expiring at the 2026 annual meeting of stockholders; provided that such division of directors into classes shall terminate upon the election of directors at the 2026 annual meeting of stockholders.  Each director elected by the stockholders at the 2024 annual meeting of stockholders and thereafter shall serve for a term expiring at the next succeeding annual meeting of stockholders.  Directors shall hold office until their successors have been duly elected and qualified, subject however, to prior death, resignation, disqualification or removal from office.  Until the election of directors at the 2026 annual meeting of stockholders, in case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned in the manner determined by the Board of Directors.

(b) Subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director.  Subject to the rights of the holders of any outstanding series of Preferred Stock, any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified, provided, however, that, each director so chosen after the election of directors at the 2026 annual meeting of stockholders shall serve for a term expiring at the next succeeding annual meeting of stockholders and until his or her successor shall have been duly elected and qualified.  No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(c) Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), any director may be removed by the affirmative vote of the holders of at least a majority of the voting power of the stock outstanding and entitled to vote thereon (i) until the election of directors at the 2026 annual meeting of stockholders, only for cause and (ii) from and after the election of directors at the 2026 annual meeting of stockholders, with or without cause.

(d) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), and upon commencement and for the duration of the period during which such right continues:  (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal.  In case any vacancy shall occur among the Preferred Stock Directors, a successor may be elected by the holders of Preferred Stock pursuant to said provisions.  Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to said provisions, the terms of office of all Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

B.	Sections 9.1 and 9.2 of Article IX are hereby amended to read in their entirety as follows:

Section 9.1  Amendment of Certificate of Incorporation.  The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

Section 9.2  Amendment of Bylaws.  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.  Except as otherwise provided in this Certificate of Incorporation or the Bylaws of the Corporation, and in addition to any requirements of law, the affirmative vote of the holders of at least a majority of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, the Bylaws of the Corporation.

C.	Article XI is hereby amended to read in its entirety as follows:

Unless the Corporation, in writing, selects or consents to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any stockholder (including any beneficial owner) to bring:  (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by current or former any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).  In addition, unless the Corporation, in writing, selects or consents to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any complainant asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

If any provision of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

SECOND: That the foregoing amendments to the Certificate were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on the date set forth below.

SOLAREDGE TECHNOLOGIES, INC.

By:	/s/ Rachel Prishkolnik
Name:	Rachel Prishkolnik
Title:	VP General Counsel & Corporate Secretary

Dated:	June 1, 2023